Exhibit 3

Names and Addresses of the Managers

Banco Bilbao Vizcaya Argentaria, S.A.

Via de los Poblados s/n

Madrid, Spain 28033

BNP Paribas

10 Harewood Avenue

London NW1 6AA

United Kingdom

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom